SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_| Filed by a Party other than the Registrant |X| Check the appropriate box: |_| Preliminary Proxy Statement |_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) |_| Definitive Proxy Statement |X| Definitive Additional Materials |_| Soliciting Material Pursuant to ss. 240.14a-12

THE ALASKA AIR GROUP, Inc. ("the Company-AAG") (Name of
Registrant as Specified In Its Charter)

Stephen Nieman, Richard D. Foley, Robert C. Osborne MD and
Terry K. Dayton (Name of Persons Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box): |X| No fee required |_| Fee computed on table below per Exchange Act
Rules 14a-6(i)(4) and 0-11

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. 1) Amount Previously
Paid: 2) Form, Schedule or Registration Statement No.:

3) Filing Party: 4) Date Filed:

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TO:  Mara Ransom & Mathew Bazley, SEC Staff

DATE:  April 30, 2004

On April 28, 2004 at 11:46 AM, I received a telephone call from Mr. Stephen Walsh of the New York Stock Exchange. Mr.
Walsh's call was in response to a telephone message I had left earlier at his office.

We discussed the circumstances surrounding the challenger proxy solicitation at Alaska Air Group in 2003 and 2004. I informed him that we had not yet filed a definitive form of proxy. However, we would inform him and the exchange as soon as that happened. I asked him about the NYSE position regarding our contested election in 2004. He told me that the exchange had not changed its position in the last year. It would not classify our solicitation a "contest" which under its rules would prevent its members from voting the "Broker Vote" for management's candidates for election to the board of directors.

I asked Mr. Walsh about the NYSE's Rules at 402.00 and 402.06
(A) (3) (last Modified 5/16/2003) which states the conditions under which a member organization may vote without customer instructions RULE 452. Specifically how the exchange could claim that they had not and would not acknowledge that item
(3) of rule 452 applied when we had in fact informed them that a "contested" solicitation had been declared by the company, the challengers and the SEC. His answer was to simply repeat that the exchange would not consider our challenge to fall under its definition unless we qualified under its interpretation of its rule which essentially says we would have to pay for a printing and mailing to all shareholders whose shares are held by the client brokers, banks and etc. of the exchange, and agreed to pay an additional unspecified fee for undefined "reasonable clerical expenses."

I pointed out to Mr. Walsh that we intended to operate an Internet-only contest and that we would electronically inform the exchange and all the clients of the exchange via electronic means and this was the only fair, practical, and economic means available to us as small shareholders.

I told Mr. Walsh that it was our opinion that along with the many other restrictions on who can and who cannot buy securities, that we believed all investors should be required to maintain a working Internet email address by which they would receive all communications regarding their investments. Further, that this is very reasonable when tens of millions homes in America have Internet access, and the number coming
online is increasing exponentially.   Any citizen is free to
avail themselves of their local public library, which provides free access to the Internet where free email accounts are available. This new system would reduce the costs to companies by billions of dollars a year by eliminating massive printings and mailings that only a few shareholders bother to read. Why not post it on the Internet fence and let those who care to know choose to read it for themselves. Why should shareholders be forced to pay an unjust tax of the cost to maintain an antiquated proxy system?

I expressed to Mr. Walsh that the NYSE was, in my opinion, missing out on a great opportunity. I suggested the NYSE should take over the responsibility of providing, operating, and maintaining a free-to-all-investors electronic polling place with electronic universal proxy statements and electronic universal ballots.

Further, that this new system should replace all horse and buggy methods of the previous century from a time when only a small portion of the population had telephone service, and could only be communicated with by U. S. Mail. From the sounds emanating from the telephone I could only conclude that Mr. Walsh had no desire to make any verbal comment on that issue.

Mr. Walsh pointed out to me that the NYSE had made some rule changes regarding prohibiting its members voting on issues regarding compensation.

Mr. Walsh can be contacted at (212-656-6240). He may be sent a Facsimile transmission of a written document at (212) 656-
2839.

Sincerely,

Richard D. Foley